Exhibit 99.2

MAGMA

Moderator: Milan Lazich

October 29, 2003

4:00 pm CT

Operator:	Welcome to Magma’s Quarterly Earnings Conference. Mr. Lazich, you may begin your conference.

Milan Lazich:

Good afternoon. This is Milan Lazich, Vice President of Corporate Marketing for Magma Design Automation, and I would like to welcome you to Magma’s Earnings Call for the quarter ended September 30, 2003, the second quarter of our 2004 fiscal year.

On the call today are Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer, Greg Walker, our Chief Financial Officer, and Roy Jewell, Magma’s President and Chief Operating Officer.

We will review the results of operations for the recently completed quarter, discuss our direction going forward, and field questions at the conclusion of our remarks. A press release announcing our quarterly results was distributed shortly after 4:00 pm Eastern Standard Time today and you may view it on the Magma Web site at www.magma-da.com.

Our updated financial guidance is now available on Magma’s Web site for your reference when Greg Walker discusses it in a few minutes. A reconciliation of pro forma results to GAAP results appears in the earnings press release. Now I would like to review the safe harbor guidelines for today.

During today’s conference call, including the question and answer period, we make forward-looking statements, such as statements as to our expected financial results, our current and future products and plans, our market share and competition, customer spending trends, market trends and sources of future revenue. These forward-looking statements are subject to many risks and uncertainties that may cause actual results to differ materially.

Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, potential difficulties integrating recent acquisitions into our business, potential delays in new product or product enhancement rollouts, the impact of the economic recession, possible delays of customer orders or failure of customers to renew licenses, potentially weak sales of the company’s products and services, increasing competition in the EDA market and weakness in the semiconductor or electronics systems industry.

We refer you to the full discussion of risks and uncertainties associated with the company’s business set forth in the company’s Form 10-K for the fiscal year ended March 31, 2003, in Magma’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 and in subsequently filed reports.

These documents identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

Magma does not undertake any obligation to update forward-looking statements made today.

At this time, I will turn the call over to Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer.

Rajeev Madhavan:

Thank you, Milan. And good afternoon, everyone. The second quarter was another successful one for Magma. We completed the acquisition of Aplus, a key customer named us their Supplier and Innovator of the Year, we once again met all our financial targets for the quarter and we set a company record for quarterly revenue.

We also added more customers in a single quarter than ever before, bringing our total customer count to more than 100. Greg will provide more details on the financial results shortly and Roy will highlight some operational specifics. In commenting on market conditions, what was said in our call last quarter still stands.

I would mostly concur with the results from a recent survey of EDA CEOs, who predicted a 3% decline in the combined and overall growth of EDA from 2002 to 2003 and a 7% growth from 2003 to 2004. To me, that sounds about right, as our customers overall remain a bit cautious about spending on design software until they see how much investment – how such investments will help them complete designs and reduce costs.

While we have not seen significant increases in spending within our customer base, there are signs of improvement in for instance, the Asia Pacific region, which focuses on consumer applications. While we have seen many of our customers in Japan, North America and Europe return to profitability, the impact of this on their spending is still not there.

As for Magma’s quarter, we enjoyed several successes. We completed the acquisition of Aplus Design Technologies, giving us technology that will enable us to add programmable and structured logic capabilities to our Blast Create and Blast Fusion products.

The addition of Aplus Technology facilitates the support of customers moving to FGPA or structured ASICs. This acquisition has gone very smoothly, as we finish the quarter ahead of target in terms of orders from this new technology.

Our synthesis technology has enjoyed strong market acceptance since we announced Blast Create in April. With Blast Create, a significant advancement in front-end design capabilities, we’ve added a number of new synthesis customers.

We recently announced several customer successes with Blast Create, including Broadcom, Infrant and Chrontel. Six tight tapeouts occurred during the last quarter using Blast Create and it continues to gain traction. More than 25 active synthesis benchmarks are going on at the moment and Blast Create has strong industry support from ASIC vendors and EDA partners.

We integrated the built-in extraction, delay calculation, crosstalk noise and electromigration analysis capabilities of our IC implementation system into NECEL’s standard ASIC flow. The capabilities were validated on several designs, including a complex 12-million-gate ASIC design.

And the correlation of the signal integrity analysis results with the NECEL sign-off tools, convinced them to adopt the signal integrity features in the mainstream Magma design flow. Magma released RTL-to-GDS support for

AMD’s Opteron processors and AMD64 Architecture, the industry’s first complete RTL-to-GDS implementation for that architecture.

AMCC used Magma’s design flow to tapeout a 622 megahertz design with more than 13 million gates and also named Magma their Supplier and Innovator of the Year.

We expect to announce our next product release in the coming weeks, which will further enhance our technology superiority in QoR, specifically timing, power, area and yield, while continuing to improve our runtime and productivity.

Last week we announced three significant transactions – the acquisition of Silicon Metrics Corporation, the acquisition of Random Logic Corporation and the licensing of IP and the addition of several technologists from Circuit Semantics.

The combination of Silicon Metrics, Random Logic and patents from Circuit Semantics will enable a Magma customer to develop multi-gigahertz designs seamlessly within IC implementation flows. With these three transactions, we are very excited to be adding such highly-regarded technology and people to Magma.

And we are confident they will help us moving – they will keep us moving toward our goal of reducing IC design and manufacturing costs for our customers. We believe we are now poised to set new standards in silicon accuracy with an IC design and signoff analysis tools in the market.

So before Greg goes over the financial results and our guidance, let me summarize the highlights of our recent quarter. We added over 15 new customers, the fifth consecutive quarter in which we added ten or more customers. We are happy to exceed the 100-customer mark.

Market reception for Blast Create continues to be strong, as we recently announced a number of tapeouts and growing industry support. The company generated our first quarter of $25 million in revenue, passing a threshold that very few EDA companies ever achieve through organic growth.

Benchmark activity remains strong at its highest level ever. We met all our financial guidance targets and again achieved record revenue backlog and pro forma EPS. And now for specifics on the quarter’s financials, I will turn the call over to Greg Walker. Greg?

Greg Walker:

Thank you, Rajeev. And good afternoon, everyone. As Rajeev has stated, in Q2 we were able to achieve all of the financial targets we set during our last quarterly earnings call. In a few minutes I’ll go over our updated guidance which, as Milan mentioned, is now available on the Magma Web site for your reference.

Turning first to orders, total orders and the book-to-bill ratio for the quarter were both within our target guidance range. Book-to-bill ratio for the quarter was slightly over 2.5:1.

This brings our total orders for the first three quarters of calendar year to over $160 million and orders for the first half of fiscal year 2004 to approximately $100 million.

The two-quarter moving average growth rate for orders during the second quarter was 2%, which was within our guidance range of 0% to 10%. We did in fact close a larger number of deals during the quarter than we expected, both in our pipeline and our forecast.

We closed nearly 40 deals during the quarter, of which more than 16% of those deals included Blast Create, our front-end product. As we discussed on the last earnings call, we had three potential stage 3 deals that were possibilities for closure during the second quarter and we had expected to close one of these deals within the quarter.

As expected, we did in fact close one stage 3 deal in the $10 to $20 million range during the quarter. The other two stage 3 deals are still in the pipeline and are now expected to close during early Q4.

Of the total orders, 83% was for licenses, with 12% for maintenance and 5% for services. Within the total orders, 89% were for orders to be recognized in revenue on either a ratable or due and payable basis. And 6% for short term time-based licenses, with 5% for cash received-based revenue recognition.

Revenue for the quarter was $25.8 million – up 13% from the prior quarter and 45% over the same quarter last year. License sales accounted for approximately 88% of total revenue, compared to 90% in the prior quarter. Service revenue increased by approximately $0.5 million during the quarter due to the impact of the completion of service projects of two large customers.

International sales accounted for 52% of overall revenue – up 7% from the prior quarter. This increase was due to a very strong quarter, both from a bookings perspective and a revenue perspective in Japan.

In total, three customers each accounted for more than 10% of our total revenue for a total of 47%. Of the $25.8 million in total revenue, 67% was recognized from beginning backlog and the remaining 33% came from deals consummated during the quarter.

Within the license revenue, 26% was for orders recognized on a ratable basis, 59% was on a due and payable basis and 14% for short term-based time-based licenses and finally, 1% for orders to be recognized on a cash received basis.

As is our practice, we won’t comment in great detail on backlog but I can say that total backlog stands at well over $230 million. Of this backlog, approximately $44 million is scheduled to be recognized in revenue during the remainder of fiscal year 2004. And slightly less than $85 million is scheduled to be recognized during fiscal year 2005.

Pro forma consolidated gross margin for the quarter was $22.5 million or 87% of revenue, compared to $19.7 million for the prior quarter or 86%.

Turning to operating expenses, consolidated R&D spending on a pro forma basis in Q2 was $6 million or 23% of revenue – up from $5 million or 22% of revenue in the prior quarter. Approximately half of this increase was due to the addition of the Aplus R&D team and half was due to organic growth within the R&D organization.

Pro forma sales and marketing expenses were $8.3 million for the quarter – up from $7.1 million in the prior quarter. This was 32% of revenue for the quarter or 1% higher than in Q1.

This $1.2 million increase in spending reflects new sales personnel hired during the quarter, specifically additional application engineers and increased commission costs resulting from the quarter’s 97% bookings growth rate over Q1.

G&A expenses on a pro forma basis were $2.4 million for the quarter or 9.3% of revenue – down from 11% in the prior quarter. This reflects a stable cost level for these expenses, divided by the higher revenue base.

Looking at GAAP to pro forma adjustments, amortization and stock-based compensation expenses for the quarter was $1.8 million. Capitalized software amortization was $0.5 million and impairment and reserve charges against long-lived assets was $0.1 million. These charges are non-cash expenses related to the revaluation of a technology-based investment.

Additionally, this quarter’s GAAP results include the effect of the consolidation of a small equity investment during the quarter, which for GAAP purposes, was determined to be under Magma’s (deemed) control. The effect of this consolidation on the income statement was an additional expense of $200,000, approximately.

Pro forma operating income for Q2 was $5.9 million or 23% of revenue – up from $5.2 million, also 23% of revenue, in Q1. Pro forma net other income was $0.9 million for the quarter – up from $0.5 million in Q1. This reflects a $400,000 impact of foreign exchange gains experienced during Q2.

Tax expense for the quarter was $0.9 million – a rate of 13% of pro forma pretax income, as compared to $0.7 million in Q1, the same 13% rate of pro forma pretax income.

Pro forma net income for the quarter was $6 million or 23% of revenue – up from $4.9 million or 22% of revenue in Q1. This represents a quarter-over-quarter increase of approximately $1.1 million or 21% growth.

Fully diluted pro forma EPS for the quarter was 15 cents per share, compared to 14 cents per share in Q1. Fully diluted GAAP EPS was 9 cents per share as compared to 0 cents in Q1. The pro forma to GAAP adjustments mentioned earlier account for approximately 6 cents per share.

Total cash and investments ended the quarter at $217.3 million, including $120 million of long term investments – up from $208.1 million at the end of Q1. Cash from operations during the quarter was $7 million.

Accounts receivable increased slightly during the quarter from $22.2 million to $22.3 million. Of the $22.3 million outstanding, approximately $8.5 million is recorded as unbilled receivables. Days sales outstanding for the quarter was 78 days – down 10 days from Q1. And deferred revenue decreased to $15.8 million from $16.5 million. Of the $22.3 million in accounts receivables, $2 million is more than 60 days past due. We have commitments to pay $900,000 of this from specified customers, another $0.5 million has been fully reserved in expenses and the remaining $600,000 – none of that has been taken to revenue at this stage as they are being recognized on a cash received basis.

Magma’s total headcount ended the September quarter at 354 employees – up from 306 at the end of the June quarter. Of this 48-person increase, 22 employees were added through the Aplus acquisition, 11 were added to our India operation and the majority of the remaining additions were to R&D and applications engineering in the United States.

Once again, we are extremely pleased with the financial performance that the company achieved during the quarter. Being able to meet all of our financial goals during a quarter in which we absorbed the impact of an acquisition and also absorbed the impact of the as-converted treatment of the convertible debt shares that we put in place last quarter, reflects the increasing maturity and capabilities that the company is incorporating into its structure as we continue to grow rapidly.

Finally, looking at guidance, as we disclosed in our press releases and subsequent conference call, we completed two acquisitions and one technology purchase at the beginning of the current quarter.

On that call, we stated that we expected the combined impact of these transactions to be minimally dilutive in the December and March-ending quarters, and then neutral to accretive beyond that.

In detail, we expect the dilutive impact on a pro forma EPS basis to be 2 cents per share for the December quarter and 1 cent per share for the March quarter. These acquisitions, in total, cost approximately $49 million in cash with an additional $14 million available based on the achievement and performance-based earnouts.

We expect revenue from these acquisitions to account for approximately 4% to 5% of our total revenue for fiscal 2004, growing to 8% to 10% for fiscal 2005. Our pro forma guidance for the third quarter and future quarters reflect these impacts.

Our third quarter guidance is as follows. The two-quarter trailing moving average of orders should grow between 10% and 20% for the quarter.

Based on feedback from the majority of the analysts who follow Magma and several of our large investors, we will only provide guidance on the two-quarter moving average for the remainder of fiscal 2004. This is due to the fact that the same information can be calculated directly from the book-to-bill ratio guidance and subsequent results.

Revenue is expected to be in the range of $27.1 to $29.7 million for the quarter. Revenue from backlog is expected to be between 70% and 80% of total revenue. Pro forma gross margin is expected to be between 84% and 86%. Pro forma pretax income is expected to be between 22% and 27% of total revenue.

The tax rate is once again expected to be at 15%. Pro forma EPS is expected to be between 12 cents per share and 16 cents per share including the 2 cent per share dilutive effect of the acquisition. Days sales outstanding is expected to be between 85 and 90 days.

We have published forward-looking quarterly targets for the remainder of this fiscal year and the first two quarters of fiscal 2005, a total of four quarters, on our Web site.

Once again, I will remind and caution everyone that these guidance indicators are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent our best current judgment of the current business and operating conditions.

But we cannot assure you that our results will be consistent with these projections, due to the factors noted today, and to other risks and uncertainties more formally discussed in the company’s most recent Form 10-K and Magma’s quarterly reports on Form 10-Q.

In making forward-looking statements in this call, Magma is not undertaking a responsibility to update those statements as the quarter progresses. And in fact, disclaims any responsibility to do so. I will now turn the call over to Roy Jewell. Roy?

Roy Jewell:	Thank you, Greg. Rajeev and Greg have described the success of the previous quarter. I’ll now speak briefly on our operational performance.

Now to reiterate our operational focus, Magma is the leading – technology leader in the implementation stage for designs targeted for manufacture at 0.13 micron and below. Consistent with this focus, we continue to aggressively invest in the development of our integrated RTL-to-GDSII flow to meet the evolving demands of our customers.

One demographic change we are seeing is that more and more of the designs that our products are being used to produce, are for consumer or wireless applications. This, in turn, is driving many of our ongoing development initiatives and customer engagements.

A few developments I’d like to highlight are, we continue to make progress in product development. In recent meetings with key customers and members of our Technology Advisory Board, we receive guidance on future development as well as a confirmation the work we’ve been doing is in the right direction.

You heard Rajeev speak earlier about the successes of – our customers have enjoyed with our synthesis solution. The fact that our customers have now completed several tapeouts with Blast Create is an indication of the level of product maturity that has been achieved in the front-end.

More and more we’re seeing in benchmark situations that design flows from our larger competitors aren’t able to achieve the quality of results that Magma can. Results by our customers show Magma’s advantage. One Magma customer recently completed an ARM-based, SoC design with Blast Fusion and achieved a speed of 289 megahertz, whereas the competition could not get more than 240 megahertz.

Our customers continue to see significant benefit in terms of productivity and quality results from the Blast Fusion software suite. And the recent addition of synthesis in the form of Blast Create has provided them with even more advantage in both productivity and quality of results.

For instance, one semiconductor company was able to get 220 megahertz using Magma synthesis in Blast Create with our Blast Fusion product. Using a competitor’s synthesis with Blast Fusion, they were able to get only 200 megahertz of speed, which itself was better than they would have been able to achieve using an entirely competitive flow.

In addition, we have been actively involved in 90 nanometer designs at seven different foundries and have taped-out several of these designs to date. Our customer base continues to grow. As Rajeev mentioned, during the second quarter we added over 15 new customers, the most in a single quarter.

This broadening of our customer base is thanks in part, to investments we have made in our channel that are beginning to pay dividends. Along with this broadening we are also beginning to reap benefits from investments we have made in strategically significant, major accounts.

We have committed channel resources to supporting new and prospective customers as they embark on next generation chip designs. And we expect these investments to pay off with significant engagements with the world’s leading semiconductor and systems companies.

Magma is expanding our global presence. Among the new customers we added this quarter we had good distribution among North America, the Asia Pacific region and Europe. The quarter was our strongest ever in Japan, just the beginning of the return on the significant investment we have made in that region over the past two years.

And in Europe, it was our second largest bookings quarter in the company’s history. We continue to broaden our user base and adoption of our flow beyond our traditional North American customers.

Bookings demographics are also getting stronger. As we pointed out, we are very pleased to say we added more than 15 new names to our customer list this quarter. But we are also very pleased to point out that our bookings were broadly spread across a number of key customers.

In fact, when examining our ten largest deals this quarter, all were in excess of $1.5 million – a first for the company. My point is that we did not depend on just a single mega deal to achieve our record bookings this quarter. As we’ve said in the past about the market environment, our customer base remains very deliberate in its spending commitments.

But we believe and customers continue to confirm, that the trend is towards more designs at 0.13 micron and below, where the Magma advantage is most apparent. We continue to engage new customers and we have a strong sales pipeline entering the quarter.

Finally, we continue to expand our global distribution of R&D. As a result of closing the Aplus merger, we now have development centers in China and Southern California. The activity acquired in Beijing will be leveraged to create critical mass for more aggressively pursuing customers in Mainland China.

In addition, we continue to build our team in Bangalore, India. This group is now emerging as a critical part of our overall R&D strategy and includes applications to engineering for supporting customers in India, as well as the rest of Europe – of Asia.

This quarter also saw us finalizing on a new corporate headquarters in Santa Clara. With this move we are acquiring nearly three times the amount of space compared to our previous facility, to support growth in R&D, sales and customer support. And even though it is of very high quality, the cost impact will be negligible.

I will now turn the call back over to Rajeev.

Rajeev Madhavan:	Thank you, Roy. At this time we’ll be happy to field any questions. Thank you.

Operator:	At this time, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from Tim Fox.

Tim Fox:

Hi. Thank you. Good afternoon. One question on the stage 3 pipeline. I think you mentioned, Greg, that you managed to close one this quarter and then you had two – did you say they will be closed this next quarter or Q4?

Greg Walker:	Right now our expectation is early Q4.

Tim Fox:

Thanks. And as far – I think you may have mentioned on the last call that there were five or six stage 3 deals in the pipeline. Assuming you close these three, are those other three still in the pipeline at this point?

Greg Walker:	Yes, they are.

Tim Fox:

Okay. Great. On the overall market, you mentioned obviously, 0.13 is your key market. Where would you think at this point that you are from a penetration perspective as far as your share in that 0.13 market?

Greg Walker:	We don’t have specific data but I think Rajeev can kind of give you a feel for where we, as a company, believe we are.

Rajeev Madhavan:

There was a report from Dataquest about a year ago, which put us at about 31% of the IP implementation market. I think, if you take at the 0.13 micron, we believe we are in the 40-plus percentage of the market today. We don’t know the exact percentage but we believe it’s in excess of 40% today.

Tim Fox:

Okay. And lastly I guess, just on the competitive environment, we’ve heard from some of the other implementation vendors that they feel like they’re getting fairly close to the point where they’ll be able to close the gap a bit on QoR and ease of use.

Are you seeing any evidence of that in the field to date? I’m interested in your comments there.

Rajeev Madhavan:	Let me take that question here. I’m Rajeev. We have not seen any evidence. We have 100% technical benchmark victory at this quarter – at this stage.

And I also want to point out something to you. Basically, if they’re attempting to catch us—we are obviously about to release our next versions of our software. And within the next six months we have two releases which will significantly enhance our leadership position again and again.

So this is not a mechanism where they can catch up to a train which has halted. We are a running train which is moving very fast at this juncture.

Tim Fox:	Okay. That’s fair. Thank you.

Operator:	Your next question comes from Garo Toomajanian.

Garo Toomajanian:	Thanks a lot. From time to time, you talk about significant customer – rather, competitor displacements at customers. Were there any in the quarter that you can talk about?

Rajeev Madhavan:

You know, Garo, we don’t want to give you specific details but there was certainly one account where we clearly did displace one of the two larger competitors for a high – very, very high percentage of their 0.13 micron and the low designs.

As Roy pointed out, we had a strong quarter in Japan. This happens to be an account in Japan but we did have significant traction in that particular account.

Garo Toomajanian:

Great. Thanks, Rajeev. Question probably for you, Greg. It looks like the book-to-bill guidance for the December quarter, the low end of that was dropped a little bit from – you know, the range went from 2:2.5 to 1:1.5 to 2.5:1.

I’m wondering if that’s because you don’t see some of these larger stage 3 deals that you talked about in the pipeline, closing until the beginning of the fourth quarter rather than in Q3? Or is there some other thing going on there?

Greg Walker:

Actually, it’s just a little bit more of a conservative position. There’s nothing there to interpret as far as what we see as pipeline. In fact, the pipeline for this stage, for this type of quarter, is as large as we’ve ever seen it.

Garo Toomajanian:	Terrific. I think that might do it – do for me. Thanks.

Operator:	Your next question comes from Erach Desai.

Erach Desai:	Hi. This is Erach Desai.

Man:	How are you doing, Erach?

Rajeev Madhavan:	Hi, Erach.

Erach Desai:

I’m hanging in. I’ve had better days. Let me ask you, Greg first of all, to clarify – you ran through these different licenses mixes; I’m mostly interested in the revenue license mix. Ratable – 26%, due and payable – 59%?

Greg Walker:

Yeah. Remember, what determines for us whether something is ratable or due and payable is whether or not the deals that are going to revenue has maintenance bundled or unbundled. For ratable they must be bundled. For due and payable the maintenance is unbundled.

That’s why we kind of treat them together because the revenue recognition can be very similar, depending on what the payment schedule is.

Erach Desai:	Okay. What were – and then it was short term TBL was 14?

Greg Walker:	Short term TBL was 14%.

Erach Desai:	And cash receipts one?

Greg Walker:	Yeah. That’s 1%.

Erach Desai:	Greg, what were those numbers? I don’t seem to have them sequentially. So what were those in fiscal first quarter?

Greg Walker:	Actually, this is the first time we’ve given that detail. So…

Erach Desai:	Okay.

Greg Walker:

We’ll be tracking that on a go-forward basis. It’s something that we didn’t really track specifically before because we have the detail on when, deal by deal, every transaction is going to revenue. And that’s really how we manage on a deal by deal basis, not so much whether it’s ratable or due and payable.

We started with last quarter, putting out the revenue version of that. This quarter we’re starting to track the orders version because I understand from several sources, it’s fairly helpful of people building models. But it’s not an internal measure that we use.

Erach Desai:	Okay. I’ll try and rationalize that.

Greg Walker:

Well if you have the detail that shows you for every deal and backlog by month, when these components go to revenue, it doesn’t really matter very much whether it’s a ratable or due and payable deal, as long as you can predict what the backlog to revenue transformation is going to be for any specific period.

Erach Desai:

Okay. The second part – second question is, you are bumping up what I would consider your – the midpoint of your fiscal first quarter guidance, from about $27.7 million to $28.4 million. I think I have that right.

Greg Walker:	Yes.

Erach Desai	If – and you suggested that these acquisitions are going to add somewhere between 4% to 10% - 4% to 5% in the first year. So is the incremental all coming from acquisition? Could you give a little…

Greg Walker:

Yes. That’s correct. The bump up in the guidance on revenue is coming from the acquisitions. Minimal revenue impact in the first quarter, which is the December quarter we’re in, growing revenue impact in the March quarter and then as we…

So cumulatively, for the remainder of the fiscal year, it will be about 4% or 5% of total revenue for the year. And then as we said, growing to 8% to 10% of total revenue for next year.

Erach Desai:	There. And finally, still a financial question, you had a sequential bump up in other long term assets. And I just wanted to know if you could – was that a tax item or what?

Greg Walker:

Give me a moment to just take a look. It wasn’t a question I was really expecting. I think it’s primarily the changes in deferred rentals and some other nonspecific items. It doesn’t look like there’s any material there. Are you looking at the same numbers that I have, as far as I can tell?

Erach Desai:	I’m seeing somewhere up around $5 million last quarter, going to $15.3 million in other assets.

Greg Walker:

Oh, other assets. I’m sorry. The other asset bump up is really some (reclasses) from investments. But the major increase is really due to some prepays and other property and equipment associated with the build-out of building.

Erach Desai:	Okay. Thank you.

Greg Walker:	And I’ll look at – I’ll give you some more detail on that. I just don’t have it at my fingertips right now.

Erach Desai:	Okay. Fair. It’s just the bigger change to them. Thanks.

Greg Walker:	Yeah.

Operator:	Your next question is from Rich Valera.

Rich Valera:

Thank you. It’s Rich Valera. Roy, you’d mentioned last quarter you had a couple of stage 3 opportunities in Japan. With the record quarter there, can we assume that the stage 3 you closed this quarter was Japan?

Greg Walker:	This is Greg. We are not allowed by contract to disclose that right now.

Rich Valera:

Okay. Fair enough. And you mentioned that I guess, a couple of stage 3 had sort of slipped in terms of their targeted closing, to the March quarter. Can you characterize at all, maybe just the stage 3 that might close in the December quarter? Things that you might actually be targeting in the December quarter?

Greg Walker:	Well right now we’re targeting no stage 3’s to close in the December quarter. As I said, we have the two deals that we’re kind of in the process – that had potential to close in the September quarter.

Working with the customers, they’ve given us indication that those deals, if and when they close, will most likely be in early January timeframe probably. Maybe as late as February. Therefore, they’ve pushed out of Q – the December-ending quarter into early Q4.

Rich Valera:

Great. And to ask the competitive question maybe a little bit differently, have you seen any change in who your primary sort of, final benchmark opponent – because I think, historically you’ve seen sort of nine out of ten have come down to one competitor.

Has there been any shift at all in that competitive sense?

Roy Jewell:

Rich, I’ll answer this one. This is Roy. I don’t think so. What we’re still seeing is a rotation, a marketplace, where the high-end stuff is still where we’re predominantly getting our traction. And then in this transition, the more the mainstream is against Synopsys. So it’s still us against Synopsys in the majority of the implementation space.

Rich Valera:

Great. And one final question. Greg, you had some issues with the number of adjustments to your close and you’ve seen some really nice progress I think, in reducing those adjustments in June. Can you comment on how that progressed in the September quarter?

Greg Walker:	Yeah. We continue to make progress along those lines, to the point where there were no audit or audit term driven adjustments in this close.

Rich Valera:	Great. Thank you.

Greg Walker:

Oh. And also – this is Greg. Erach, I just want to get back to you. The one other item in the other assets that I now have is, there’s about $4 to $5 million of capitalized investment in Aplus. That’s in this quarter. That was not in last quarter.

Operator:	Your next question is from (Mike Marianachi).

(Mike Marianachi):	Yeah. Hi, Greg. Do you have the breakout of revenue between Japan and Europe for me?

Greg Walker:	Well we actually classify in…

(Mike Marianachi):	I’m sorry. Europe and Asia. Like you do in the Q’s or in the K’s - whatever.

Greg Walker:	Yeah. I do. One moment, please. It’ll take me a second to get to it. Yes, Europe was 13%, Asia (TAC) was 38%, the bulk of which was Japan.

(Mike Marianachi):	Okay. And just to make sure I heard correctly, the other income number of $400 and change. That was a forex gain, is that correct?

Greg Walker:	Yes. That was a foreign exchange gain of about $400,000 during the quarter.

(Mike Marianachi):	And I guess the simple math – that’s about a penny, correct?

Greg Walker:	Right.

(Mike Marianachi):	Okay. And just going over the other assets one more time. Half of it, the sequential increase, is from the Aplus acquisition?

Greg Walker:	Aplus acquisition. Right.

(Mike Marianachi):	And the other half is prepaids for the…

Greg Walker:	The facility.

(Mike Marianachi):	Build-out.

Greg Walker:	The new headquarters. That’s right.

(Mike Marianachi):	Okay. Thanks very much.

Operator:	Your next question is from Rohit Pandey.

Rohit Pandey:

Hi. A couple of questions. On the Blast Create product you’ve announced 30 new customers. But is the contribution of the product - the booking - is that meaningful right now? Like is it 5%? Or is it more or is it less?

Greg Walker:

From a bookings dollars standpoint, it’s meaningful but it’s certainly not more than 30%. We don’t disclose that but it’s not equivalent to the number of customers yet because those tend to be stage 1 transactions for Blast Create, whereas the big dollars are in the stage 3 and late stage 2 deals.

So from a dollars standpoint, it’s skewed much more towards Blast Fusion.

Rohit Pandey:	I see. And on the bookings again, can you help us how to think about the distribution between the short term perpetuals and long term bookings going forward?

Greg Walker:	Well once again, if you go look at how we do the guidance, we give you guidance as to what the turns revenue is going to be. It’s the inverse of what we say revenue from backlog is.

If you take that, compared to the total bookings that you calculate for a future quarter based on the growth rates that we give you in the book-to-bills, you’ll get what percentage approximately, in that booking is the short term stuff.

Rohit Pandey:	Okay.

Greg Walker:	Because in general, those go to revenue within the quarter.

Rohit Pandey:	Okay. That’s all I have. Thank you.

Greg Walker:	Okay.

Operator:	Your next question comes from Jennifer Jordan.

Jennifer Jordan:

Yes. Good afternoon, gentlemen. Congratulations on a very good quarter. Just a couple quick questions. The first is, Greg, you talked again about the stage 2 versus stage 3 deals and you said that you have still a number of deals that are in stage 3.

You’ve closed, to my recollection, three of what were originally about nine that are out there. You said that there are six more. When do you expect to see more from stage 2 percolate into stage 3? Is there a timing for that we should be looking for as we look forward?

Greg Walker:

Well once again, we expect to see some of that in the March-ending quarter – our Q4. It’s hard to say how much of that will come because as you know, these deals are pretty unpredictable, as opposed to their timing. But all of the deals continue to progress towards closure. None of them have dropped off yet.

Jennifer Jordan:	Right. So what I mean is you’ll – so let’s say we get into Q4 and you close those two. That, presumably, leaves four more large, stage 3 deals out there that we’ve talked about before.

Greg Walker:	Right.

Jennifer Jordan:	But how many new ones might be coming into that level where they’re kind of on the burner for stage 3?

Greg Walker:	Yeah. We – if you go look at the deals in the backlog and what stage that they were posted at and when they’re coming up for expansion, we probably would see, you know, another handful. Two or three each quarter start to be eligible to move.

Jennifer Jordan:	Okay.

Greg Walker:	But, you know, once again as we said, the transition between stage 2 and stage 3, many times can be a year to a year and a half. So it’s kind of hard to predict.

Jennifer Jordan:

Okay. And then the other question I have is, there’s been a lot of conversation recently about the power or lack of power or what it represents, that some of your larger competitors have moved so much to the subscription model and the way that they bundle other products.

How has that influenced you at all? Has it made it harder to get into certain benchmarks? And have you used any strategies like partnering with other vendors, to break into benchmarks recently?

Roy Jewell:

Jennifer, this is Roy. One thing you have to remember is there’s only one part of EDA space that’s really nondiscretionary, which is the implementation flow. And fundamentally, if the tool cannot help you get a chip to tapeout, then it’s of very little value.

So our engagements remain the same. We really are still getting into most benchmarks based upon the power of the integrated flow that we’re delivering, especially for the smaller geometry process technologies. We’re not finding it really being a hindrance not having a broader product line, the ability to mix in a lot of other products in the deals.

And in some cases when we – just to help put together a more complete solution, yeah, at times we are partnering with other people. But specifically, we partnered with Mentor in a number of accounts. And we continue to do that.

But that’s not because we have the inability to get into those accounts based upon really being able to differentiate ourselves with the other guys. It’s just – in some cases, it’s just much easier to put together a more complete solution and we do that.

Rajeev Madhavan:

I think, Jennifer—I just wanted to add a comment on that. I think the fact of the matter in this EDA space is, even though our competition – the two large competitors – continue to bundle their software, the fact we’ve made progress is the power of our technology in action.

That is essentially why it is making progress. And it needs to do that. And we do not have much of an issue from just, a mixing as the only reason that we don’t make any traction. We continue to make traction because of the power of the technology.

Jennifer Jordan:

Okay. I happen to agree. I was just mostly curious about if they have any – by doing these large bundling deals, if it inhibits the number of evaluations that might come up and what you do to get around that.

Rajeev Madhavan:

I think at this juncture, we have a sufficient number of evaluations that we are limited by our number of application engineering people on the ground that we can do and not – and in order to support our pre and post sales accounts. And not by these games that the competitors can play.

The games are played, which do not have an effect given the fact that the implementation space we are addressing is quite big, of a total available market that we have.

Jennifer Jordan:	Okay.

Man:	Jennifer…

Jennifer Jordan:	So you’re more constrained by what your own capacity is at this point. And the speed at which you can manage the growth.

Rajeev Madhavan:	That’s right.

Jennifer Jordan:	All right. Thank you.

Greg Walker:

Jennifer, this is Greg. Just to add on to that—and that’s certainly true from a getting into the benchmark and performing the benchmark. Where you do see some effect of what the competition is doing is when it goes from winning a benchmark to actually closing a deal. That’s where the economics of what they do come into effect.

Jennifer Jordan:	And have you felt that inhibit your recent pricing power or have you been able to hold your own on the merits of the technology?

Greg Walker:	Well I think that we still are at a point where we can command a premium over the competition and pricing. But the reality of the situation as the deal sizes expand, the pricing comes down anyway.

So it’s kind of hard to separate out the effect, whether that’s purely from the competition or principally affected by just the size of the deals.

Jennifer Jordan:	Great. Thank you, Greg.

Operator:	Your next question is from (Jay Leeshour).

(Jay Leeshour):

Thanks. A few questions for you. First, your last stated installed base number was about 800 seats, I believe. But what’s that latest number now in terms of your installed base? And secondly, Rajeev, I’d like to follow up on something we talked about at your User Conference a few weeks ago.

You made an interesting reference to customers being trained or the number of potential users going through your training classes. And that there might be some need on your part, to expand that capacity. If you could talk about that issue, as well. Then some follow ups.

Rajeev Madhavan:

Let me start with the second portion. I don’t have an exact number of keys for you today. We can find some of that data for you but we have been almost doubling the number of keys over the last six months, that are out there. I can’t give you the exact number today but we have been doubling in the last six months.

But to give you an idea on the training, yes, the number of people being trained is a reflection of how many people are continuing to actively use our training classes. We are routinely running them. One of the things that the move to this particular building helps us, is it actually adds quite a bit of training facilities within this building.

We did – we had very limited capabilities in our old facility to do that. We have actually more than doubled our capacity to do training classes here in this new building. And Greg will talk about this as well.

Greg Walker:

Yeah. One other indication of the pickup and demand for the training is we are somewhat capacity-limited on resources, not so much the physical space now that we’ve moved. So there we’ve actually engaged some outside vendors to help us perform those training classes.

(Jay Leeshour):	Okay. On the installed base again, are you seeing that the percentage of your total deployment outside of your top three or four accounts, is increasing as a percentage of your total base?

Greg Walker:	Yes. Absolutely.

(Jay Leeshour):

Okay. For Roy, a follow up on your comments on R&D. What proportion of your R&D, if you could put it that way, is dedicated solely to advanced research on the data model or the architecture itself, as opposed to applications around the executable?

So what are you doing to extend the data model itself? And can you talk about any prospective issues a couple of years down the road, particularly for 90 nanometer and less, in terms of any new kinds of physical or electrical effects that the model is going to have to accommodate?

Rajeev Madhavan:	So (Jay), I think, you know, there’s another area where there’s a fundamental difference between data model and database.

Database requires – Cadence has put out a number for the unified data model of $45 – $40 million in development. We have not and do not spend that kind of investment. Our data model is developed by our application people. It’s not developed, you know, in a vacuum.

It’s done by our people so as any of these electrical effects need some minor modifications – but I actually have to point out, our data model has been scalable without any significant investment from the company. It is not managed like a database where it’s a central database team that manages that particular effect.

Now to give you an (unintelligible) question that you put about, what are the areas we’re seeing in 90 nanometer, we’re clearly making investments in various areas of delay, accuracy, power, noise, crosstalk, the whole flow itself, we are finding where the bottlenecks are for our customers.

And more importantly, the most important point of that is the interdependencies between each and every one of these. We are in a very, very unique position to do that. As I mentioned to you, we see our ability to actually increase this as a very, very unique area.

Now going forward – you asked for some features that are being added to the tool. We’re absolutely cognizant of the value of adding yield as a quality of results metric. We think area, timing and power have been the ones that we’ve been measured on.

As I said today, our upcoming releases will add a new metric. We’ll continue to enhance on that new metric, which is yield. Provisions are being made. Algorithms are being changed in order to affect the yield and control the yield more and more aggressively from an implementation perspective, rather than just from a fabrication perspective that has been happening today.

That is well underway. It is being – the first phases of it you will see in the next couple of releases. It has happened in the last two releases, in terms of certain operational routing technology. It’s now permeating the whole flow, in terms of changes we are doing to enhance yield.

So that is underway. Yield and design for manufacturability is by, you know, de facto we are adding into the tool. The capabilities are commencing at a furious race into technology.

(Jay Leeshour):

Maybe you brought this up in the call you had to address the acquisition a week or so ago. But can you talk about any technical or integration issues that you may face bringing in the three most recent acquisitions you’ve just announced?

And in the future, should you continue to make acquisitions, what the integration issues might entail, given the sort of purity of your model?

Rajeev Madhavan:

There is a very important thing. And I mean I was at actually, a customer site about two weeks ago and our customer said that one of the best values of our tools is the integrity of our data model. We absolutely value it as much or more than our customers in this particular area. We know the value of it.

And as a result of that, our acquisitions are much more early stage acquisitions of companies. We are not interested, as I said, about their core base as much as their intellectual value and their experience. The team, for example, Circuit Semantics’ team who are coming in with patents and key technologies are coming in to implement certain new algorithms into Magma.

Silicon Metrics has very little integration. They generate certain libraries which are read by Magma. There is no integration in terms of core level integration that needs to be done. The capacitance extraction again, is getting invigorated in two ways, in that it is moving some of its accuracy into the

Blast Fusion product line and some of Blast Fusion’s 2.5D extraction will move towards the acquisition we did.

But the – but there’s no core merging that we are doing as a company. I don’t think it is possible that you can add two companies with two different core bases, put them all together, and claim that your tool is ever better than any one of the tools. That has never been possible in software. And we are not a believer of that.

Roy Jewell:

(Jay), let me follow up on what Rajeev said. The one thing that’s got to be very difficult for a guy in your position is comparing and contrasting the architecture and the R&D efforts at Magma in comparison to the other players – Synopsys, Cadence and other people.

I came out of the more traditional world and you have to look at how you’re going to invest in data models, databases, individual point tools. It just is very – and we don’t try to beat around the bush here. It’s just hard to make that comparison because what we’re doing here, everything in is in a single, monolithic entity — not closed but monolithic.

And the data model is an intrinsic part of the implementation flow. So that’s why, I mean, I asked Rajeev to answer that question for you. But it’s just very difficult to answer in a way that gives you the comparison data.

(Jay Leeshour):

All right. Just one last one. Greg, you gave a percentage of revenue that had come out of backlog. Of that percent, is there still any meaningful amount coming from the 2000, 2001 step-up deals? Is this now sort of the balloon period that is worth mentioning as a part of that percentage of revenue coming out the backlog?

Greg Walker:	The 2000 and 2001 deals?

(Jay Leeshour):	I presume will be there now and year 3?

Greg Walker:

Yeah, we’re in – on a lot of those deals, we’re in year 3. So we’re seeing revenue from those transactions. I don’t have the split by year handy. If you want to call me, maybe tomorrow I can look at that data for you.

(Jay Leeshour):	Thank you.

Operator:	Your next question is from (Van Grady).

(Van Grady):	I had a question regarding – one of the analysts that follows your company came out with a piece yesterday, talking about a very large increase in CAPEX for fiscal 2005.

Now you recently stated that you’re probably – you’re going to try to double the number of application engineers. Is this going to penalize margins compared with what we were expecting before, perhaps more than we had realized? Can you comment on that area?

Greg Walker:

This is Greg. Outside of the effects of the three acquisitions we just did, which by 2005 we actually expect to be neutral to accretive, we’re still operating under the same long-term target that we’ve been talking about for the last year, which is a 25% operating margin.

We have not changed that at all. Broken expenses will trail up as we increase the revenue. And that will be used as resources to fund, principally applications, engineering and R&D. And then as the demand warrants, additional sales people. But no, we’re not making a fundamental change to our model.

(Van Grady):

This analyst, probably not – certainly in concert with your guidance but for fiscal ‘05 prior to this, he’d been using a 35% operating margin. He brought it down to 26%. So I guess that’s just getting him back in line, you feel?

Greg Walker:	That’s what it sounds like to me, yes.

(Van Grady):	Okay. Thank you.

Operator:	Your next question comes from (Stephen Rosten).

(Stephen Rosten):

First of all, nice progress on the quarter and the business. A couple of questions. Somebody asked earlier – I think Jennifer asked about what it takes to move a stage 2 deal into stage 3 territory. And you’re obviously continuing to try to do that.

Can you talk about what – as you try to replenish that stage 3 pipeline so you have lots of opportunities, what kind of progress you’re making? And a few quarters ago you had nine deals. Now you’ve closed. You’re down to six or so.

What’s kind of the optimum level? How do you think about that? How do you think about what you need to do to move some of those stage 2 deals to the stage 3 level? And then I have some other questions.

Greg Walker:	Well to a certain extent, a lot of that is resource limited because when you go to close – to move to a stage 3 transaction, you’re talking about dealing more

– with more than just a couple of design teams or even just a single division or group at a company.

You’re talking about now addressing the design teams across an entire company on a worldwide basis with the type of customers we’re talking about.

That requires a ton of resources, particularly out of the application engineering teams where you’re doing benchmarks for all the different groups, the different design teams, the different divisions. You’re figuring out how to structure the license structures such that the various teams have access when they want to.

So I think that there’s two factors in moving from stage 2 to stage 3. One, is the customer being at a stage in their business and their adoption of our products to where they’re ready to do that. And the other one is, do we have the resources to have the capability to actually execute that?

And that’s one of the reasons – we’ve talked about many times about the fact that if you look at our orders history, it’s very much an on/off type of thing where we can close one to two stage 3 deals about every other quarter. As we continue to ramp up the applications engineering teams, one of the things we hope to be able to do is to push that rate of closure up somewhat.

But it’s still going to be severely limited. I would not expect us to be able to do much more than, you know, a couple every other quarter for the next year. But hopefully we’ll see some progress there.

Rajeev Madhavan:	I also – I’m Rajeev. I just wanted to add one point to that discussion here. Obviously, we are enhancing the pipe. We’ve been adding more than 15 customers, as we said. We expect many of them to go into stage 2, stage 3, et cetera, over the next 1, 1-1/2 years.

So this is just a mechanism where you’ve got six that we have been talking about. We are probably reaching—some other customers will be added into that pipe in the near future. And so it’s basically a process where, as we add customers into stage 1, we fully expect them to become stage 2 and stage 3, as we have demonstrated for every customer we have added.

Roy Jewell:

One other intangible that we haven’t talked about isthat there’s a timing issue regarding when we can move people from stage 2 into stage 3. And the early engagements, as I’ve talked to you before, it tends – stage 1 and stage 2 tend to be technology engagements.

They’re designs in one business group. They come in with a design in trouble, we solve that problem and then moving to stage 2 we get more engagements, usually in that same business group. To move to stage 3 usually requires a much broader proliferation of the product across multiple business group units.

And in most cases all these companies have two, three, four year deals in place with other incumbent vendors. The timing aspect is, you have to be in a position where you can engage in a stage 3 deal when the funds are freed up when those other deals expire.

So that’s one part that we have to have the timing down. And you cannot push from a two to a three when the funds don’t exist.

(Stephen Rosten):	And that actually leads to one of my follow up questions, Roy, which is, you had these fixed deals that you were sort of teed up for a period of time going –

nine deals that were teed up going forward. My guess is that there are other deals where the funds might be coming available where you would have an opportunity to add to that potential stage 3 pipeline.

What happens if you don’t have the resources on the application engineer front? Do they get tied up again for another long term contract with some competitors if – at the large dollar level, even though you may get a slice?

Greg Walker:	This is Greg. That is a very real possibility. And that’s why keeping track of where our customers are in regards to their existing deals with other vendors is very, very important.

And we – it’s one of the tasks that we put on the sales force from a market intelligence standpoint, because we have to be able to plan to allocate the resources to those major customers as their timetable demands. And you’re right, if we miss a window on one of those it’s possible to be locked out of that customer for another three years.

(Stephen Rosten):

And on those large types of deals where there are the opportunities, what kind of good coverage do you think you’ll have — what I mean is, the appropriate resources at the appropriate time — to be able to give it your best shot in closing those deals.

Rajeev Madhavan:

I think, you know, we absolutely make sure – this is a circle where we basically look at where all these accounts are, put some of our resources – and that’s one of the reasons, as Greg pointed out, where we do a couple of deals every other quarter rather than on every quarter.

But I also want to point out, as Greg said, we are adding more and more application engineering resources to be able to do that more and more in a repeatable fashion. That’s been – what we’ve been continuing to invest in, in order to do that. And that has been paying dividends.

As Roy pointed out, we see some traction in Japan as a result of some of the investments we did over the last two years, not now.

(Stephen Rosten):	Okay. That’s helpful. Then in terms of applications engineers, how many applications engineers do you have now and where are you going to be going on that?

Greg Walker:

We’re over 120 right now. And we expect that to continue to grow at probably a faster rate than the corporate growth rate, the revenue growth rate. The – it’s our number 1 hiring priority in the company.

(Stephen Rosten):

And in terms of the importance of 90 nanometers, clearly you have a lead in many areas there. How important is that for getting senior level attention at your customers so that you can get into their minds for at least a stage 2 and possibly a stage 3 deal?

Roy Jewell:	(Steve), candidly, as the emerging vendor in this space, the major issue of engagements you have is being able to do something your competitor can’t do.

So it’s extremely important that we maintain our technology advantage because that’s really our leverage in getting into the accounts and getting management attention, especially from where we came from, the semiconductor space, where no one was spending money.

(Stephen Rosten):	So is it…

Rajeev Madhavan:

Our capabilities – I mean to answer that, our capabilities in 90 nanometer, we continuously monitor where we are having challenges. And the three acquisitions we did were a result of that. The development we are doing is basically making sure that the flow is even more fine-tuned for 90 nanometer.

We are putting together working partnerships, with at least one or two talking about 65 nanometer. So we are basically out there on the cutting edge of technology and making sure this is where the bulk of the R&D dollars that we’re spending is going in.

(Stephen Rosten):	I understand, Rajeev, that you’ve got the best product out there. That’s very clear.

What I’m trying to ask is, commercially is that – is this an inflection point that at this point and time, now that you’ve actually shown your ability to grow and sort of large customers, are you getting – is that product lead producing the opportunity for you to stand pretty much on the same footing with your major competitors?

Roy Jewell:	I’ll give you an example, (Steve), is that one major customer in Europe that we did business with in the last quarter, we wouldn’t have gotten in there if we hadn’t had a technology advantage.

But what happened was that technology advantage was leveraged by a design group to actually get a critical part out that was I think, critical to the survival of the business unit we’re involved in. That got the attention of upper management. And the comment was, “You will do more business with our company just because of that.”

(Stephen Rosten):	Okay. That’s a great example. Thank you very much. Good progress.

Greg Walker:	Thank you.

Operator:	Your next question comes from Dennis Wassung.

Dennis Wassung:

Thank you. A couple of quick ones. You’ve given – I guess in the past, I think it was one of the Analyst Days, you talked about the customer base, how it’s split up between stage 1, 2 and 3 customers. Now that you’re over that 100-customer mark here, can you kind of quantify how they break out at this point?

Rajeev Madhavan:

I think it’s very, very difficult at this juncture, at the rate at which we are adding customers, of giving you a percentage breakout because we have been adding, you know, 15 customers – more than ten customers, as we said, for the last few quarters.

And as a result of that, I could tell you there are a lot of them which are in stage 1, moving into stage 2. I can’t give you an exact percentage in any of these accounts at this juncture because the activity in the number of accounts as you enhance the 100 accounts, we just can now tell you that we know we’re making progress in each and every one of the accounts.

(Unintelligible) we have done – we have gotten our foot in the door. We have typically done stage 2 and stage 3, except for one company that we’ve always talked about, we have made that progress in every account that we have been in.

So all we have is basically that we’ve been adding more accounts. And most of them are stage 1’s. Some of them have migrated from the past quarters, into stage 2. As you can see, Greg talked about it, about 40 deals of what we did, 15 new logos – more than 15 logos were added. So there are a lot which are existing stage 1’s or stage 2 becoming the next level of account activity.

Greg Walker:	This is Greg. That’s one of the bits of analysis that my team and the sales team work on in preparation for our upcoming Analyst Day. So we’ll have that by then.

Dennis Wassung:	Okay. Is it fair enough to assume something in the maybe, 20 to 30 customer range in the stage 2 area? Is that a fair number?

Greg Walker:	I wouldn’t want to hazard a guess right now because we did so much activity in the last two quarters. And I just need to update the analysis.

Dennis Wassung:	Sure. No problem. Also, I just wanted to clarify, on the orders numbers that you did give earlier, I think you gave – it was $100 million that you did in the last two quarters? Is that accurate?

Greg Walker:	Approximately. That’s correct.

Dennis Wassung:	About $100 million in the last two quarters and you said about $160 million?

Greg Walker:

For the first three quarters of the calendar year. So if you go look at the calendar year, which would be the March, June and September-ending quarters was more than $160 million. And then the last two quarters, the June and September quarter, which is the first half of our fiscal year, is about $100 million.

Dennis Wassung:	So just subtracting this out when you go back to that March quarter, was that – that $60 million number, is that a two quarter moving average, kind of?

Greg Walker:

No. That’s the $60-plus million number is the number for that specific quarter, which if you go back and calculate the book-to-bill guidance that we gave, you’ll get a number in that range, north of $60 million.

Dennis Wassung:

Okay. Great. And a quick question on the Blast Create installs and how you’re doing here progress-wise. Roy talked about the metrics in terms of better speeds that you’re able to achieve using the Blast Create/Blast Fusion versus the competitors’ synthesis tools.

Are those types of metrics that you’re getting — for example, I think one of the was a 10% speed increase — is that enough to drive the customer at this point to using the tool? Or is it a combination of other metrics and are you seeing better things like power and area as well?

Rajeev Madhavan:

So let me quantify that, Dennis. I’m Rajeev. We typically see in the range of 10% to 25% improvement – averages around 15% of area improvement on any design that’s going through Design Compiler or any of these other synthesis tools in the marketplace today.

We are also observing a runtime advantage, which is significant over any traditional wireload-based synthesis tools. This does not use wireload and hence, the runtime is significantly faster, an order which is the range of 10x in terms of runtime improvement is achieved with the tool. On top of performance improvements in terms of timing.

So overall the results are overwhelming. We absolutely believe that as the product matures and the market understands that, we really do have a product in the front-end which is as important as Blast Fusion was in the back-end, in the history of the company.

Dennis Wassung:

Okay. Great. And last question for you, you mentioned the yield metric that you’re going to start talking about here. Is this something we’re going to see a new product sort of like what we’re seen with Blast Rail or something like that?

Are we going to see a Blast Yield product or is this just going to be inherently in the Blast Create and Blast Fusion tool? You mentioned initially, on the routing side but I’m assuming something along the lines of the synthesis area as well. Just talk a little bit more about that.

Rajeev Madhavan:

Dennis, you know, I don’t want to preannounce any particular products or anything of that nature. We have not quantified how we are going to package this, et cetera. But in time we’ll announce these products or integrate them as we see fit. But we today, do not have any specific details to talk about.

Dennis Wassung:	Great. Thanks, guys.

Operator:	Your next question comes from (Richard Ung).

(Richard Ung):

Hi. I’m having a hard time reconciling two comments you’ve made. One, which is the clear advantage you’re giving your customers – your potential customers by essentially saving a division. And this waiting for renewal timeframe.

I mean if they’re in such dire straits where they save a division, why wouldn’t they start just placing big orders because then they can have more designs?

Roy Jewell:	(Richard), it’s Roy. Most – the part I was talking about was a very critical part. And I won’t go ahead and – I don’t want to disclose who the customer is.

But you have to understand that most of these groups also have a lot of more mainstream parts they’re still producing at probably larger process technologies. And they can still use the (unintelligible) tools in that range as they make the product migration to these higher-end fabs.

So it’s not like it’s a cliff people fall off of and they suddenly have to throw all their tools away in one day. So we – in this case, we actually made a transition from a phase 1 to a phase 2 engagement. And to us, that was a major piece of business that we accomplished.

Rajeev Madhavan:

And I think, you know, (Richard), just to kind of add on to it, in this space, as I gave a comment, in the very early space we did not predict a growth in EDA budgets. We expect a 3% decline in this 2002 to 2003 and a 7% growth next year.

So given that, if a customer’s budget is overly tied up with some existing commitments that they have, if the budget is not growing, it is very difficult, irrespective of your product having an absolute superiority to increase the budget in today’s market environment, which is why we are monitoring and making sure that as our customers are returned to profitability…

We don’t know the impact of that but on such point as all of the semiconductor industry is seeing that, we cannot see any growth in budget. And as a result, this will be confined to an EDA replacement technology. We’ve always noted that to you. This is a replacement business.

When we are winning licenses we are certainly replacing one of the other two players. And given that metric, it’s absolutely clear that it comes at the expense of budget of some of the other EDA vendors. There is no doubt about that. And hence, it is going to have a tie-in to that particular relationship with their budget.

(Richard Ung):	Okay. Thank you.

Operator:	At this time there are no further questions. Mr. Madhavan, are there any closing remarks?

Rajeev Madhavan:

Thank you for joining us today. We hope to see you at our Fall Analyst Briefing in two weeks on November 13, at our new headquarters in Santa Clara. Please contact Milan Lazich for more information on this Analyst Day. Good afternoon and thank you all for attending.

Operator:	This concludes today’s conference call. You may now disconnect.

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